Exhibit 10.1

ASSET PURCHASE AGREEMENT

between:

REAGENTS APPLICATIONS, INC.,
a Delaware corporation;

And

CLINIQA CORPORATION
a California corporation

Dated as of October 8, 2007

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (hereinafter, along with all Exhibits hereto, this “Agreement”) is being entered into as of the close of business on October 8, 2007, by and between REAGENTS APPLICATIONS, INC. (“Seller”) a Delaware corporation located at 8225 Mercury Court, San Diego, CA 92121 and CLINIQA CORPORATION (“Purchaser”) a California corporation located at 774 Twin Oaks Valley Rd. San Marcos, CA 92069 for the assets of Reagents Applications, Inc., a wholly owned subsidiary of Hemagen Diagnostics, Inc., a Delaware Corporation located at 9033 Red Branch Road, Columbia, MD 21045.  Seller and Purchaser are referred to collectively in this Agreement as the “Parties.”

RECITAL

The Parties wish to provide for the purchase by Purchaser of certain assets from Seller on the terms and subject to the conditions and other provisions set forth in this Agreement.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

1.	SALE AND PURCHASE OF SPECIFIED ASSETS; RELATED MATTERS.

1.1.           Sale and Purchase of Specified Assets.  On the terms and subject to the conditions and other provisions set forth in this Agreement, at the Closing Seller will sell and transfer to Purchaser, and Purchaser will purchase and receive from Seller, all of the following, as they exist at the Closing Date (the “Specified Assets”):

(a)           all of Seller’s rights and interests in products that are set forth in Exhibit A (the “Specified Products”), which includes but is not limited to any 510k application or 510k approval for any Specified Products; with the exception that Hemagen shall continue to share the rights and interest in Raichem formulations and/or 510K clearances for any Raichem formulations that are or will be used only in Hemagen’s Analyst® Consumable Products.

(b)           all of Seller’s rights and interests in, and the documentary records reflecting, the proprietary formulas, recipes and manufacturing procedures for the Specified Products set forth in Exhibit B (the “Specified Know-How”); with the exception that Hemagen shall continue to share the rights and interest in Raichem formulations and/or 510K clearances for any Raichem formulations that are or will be used only in Hemagen’s Analyst® Consumable Products

(c)           all of Seller’s rights and interests in certain contracts and purchase orders set forth in Exhibit C (the “Specified Contracts”);

(d)           Seller’s customers for the Specified Products and other customers of Seller that are set forth in Exhibit D (the “Specified Customers”) and Seller’s business goodwill;

(e)           all items of laboratory equipment owned or leased by Seller set forth on Exhibit E (the “Specified Laboratory Equipment”);

(f)           the laboratory supplies relating to the Specified Products and the Specified Contracts set forth on Exhibit F (the “Specified Laboratory Supplies”).

(g)           $100,000 worth of inventory as further described in the Inventory Purchase Agreement on Exhibit L;

(h)           all proprietary documentation, trade secrets and marketing rights including, but not limited to, trademarks, tradenames, copyrights, CE marks, FDA approvals, and any licenses for trade owned by Seller.  This includes any pending regulatory filings as well as the Raichem name; with the exception that Hemagen shall continue to share the rights and interest in Raichem formulations and/or 510K clearances for any Raichem formulations that are or will be used only in Hemagen’s Analyst® Consumable Products;

(i)           With respect to the Edwards Freeze Dryer Lyomax 170 (the “Dryer”) Purchaser shall provide Seller with two Lypholization runs for Seller’s Analyst Controls.  Purchaser shall provide all control materials to be used to fill vials; and Seller shall provide bottles, caps, stoppers and labels.  Seller shall provide Purchaser with specifications for the product and Seller shall pre-approve material required prior to acceptance of lot.  It is anticipated that each run shall consist of approximately 5,000 vials of Level I control, and 5,000 vials of Level II control.  In addition, Purchaser agrees to remove the Dryer from the premises by May 31, 2008 or such earlier date that the Dryer is removed from the building, and to fix and repair the wall and any other damage caused by such removal to the landlords satisfaction.

1.2.           Excluded Assets.  Notwithstanding anything to the contrary contained in this Agreement, Seller will not be required to sell or transfer to Purchaser, and the Specified Assets will not be deemed to include any right or interest in any of Seller’s assets not expressly set forth in Section 1.1 above.  For clarification purposes, and without limitation, the following assets of Seller and/or Hemagen Inc. are expressly excluded from the sale:

(a)           any of Seller’s cash, cash equivalents, accounts receivables, all equipment and inventory related to Hemagen’s Analyst business, the large conference room table, all inventory with the exclusion of $100,00 included above in 1.1(g).

(b)           Hemagen shall continue to share the rights and interest in Raichem formulations and/or 510K clearances for any Raichem formulations that are or will be used only in Hemagen’s Analyst® Consumable Products.

1.3.           Purchase Price.  Purchaser will make the following payments to Seller, which in the aggregate, constitutes the purchase price of the Specified Assets (“the Purchase Price”):

(a)           On the Closing Date, Purchaser will pay to Seller (without deduction or setoff of any nature) the sum of three hundred and sixty thousand U.S. dollars ($360,000.00);

(b)           Purchaser will pay to Seller (without deduction or setoff of any nature) a total of eight hundred and forty thousand U.S. dollars ($840,000.00) (hereinafter, along with the interest due on such payments, the “Cash Remainder Payments”) by means of monthly payments of principal of seventeen thousand five hundred U.S. dollars ($17,500.00), plus accrued interest at the rate of eight percent (8%) per year, each upon the following schedule in accordance with terms of a promissory note issued to Seller (the “Promissory Note”) as set forth in Exhibit G, and dated the Closing Date:

1)           the first payment shall be made not later than the ninetieth (90th) day afterthe Closing Date;

Once the Closing Date is ascertained, Seller shall provide Purchaser with a schedule reflecting the actual dates on which the Cash Remainder Payments are to be made; provided, however, any failure by Seller to provide such schedule shall in no manner alter, waive, modify, suspend or otherwise change Purchaser’s obligation to make any Cash Remainder Payment.  Purchaser shall pay interest on the outstanding balance of the Cash Remainder at the annual rate of eight percent (8%), which shall begin to accrue on the Closing Date.  Each of the Cash Remainder payments shall also include a payment of interest at the eight percent (8%) annual rate for the outstanding balance of the Cash Remainder for the period prior to each payment.

(c)           Any payment due by Purchaser under this Agreement and the Promissory Note, including but not limited to this Section 1.3, shall be by wire transfer of immediately available funds pursuant to standing wire instructions provided by Seller, which Seller may amend upon notice.

1.4.           Purchaser’s Failure To Make Any Payment Due.  If Purchaser fails to make any payment due by Purchaser to Seller pursuant to this Agreement, the Promissory Note and the Inventory Purchase Agreement (a “Delinquent Amount”), within ten (10) days, Seller shall provide Purchaser of the default specifying the total due to cure the default and invoices or other support for the amount being claimed and shall provide the Purchaser with twenty (20) consecutive days from receipt of the written demand to cure the default.  The Delinquent Amount shall accrue interest each day on said amount(s) at the higher of (i) sixteen per cent (16%) per annum (“Delinquent Interest”) or (ii) the maximum legal amount of interest that may be charged.  If any Delinquent Amount and/or any Delinquent Interest is outstanding more than thirty (30) days, Seller may immediately accelerate the date for any Cash Remainder Payments pursuant to the Promissory Note and Purchaser shall make such payments within two Business Days of such notice.

1.5.           Personal Guarantee.  Each payment due by Purchaser to Seller pursuant to this Agreement and the Promissory Note shall be personally guaranteed in writing by Purchaser’s Chief Executive Officer, Granger Haugh and his spouse, Marjorie Haugh (the “Personal Guarantee”).  The executed Personal Guarantee shall be set forth as Exhibit H to this Agreement.

1.6.           Security Interest.  This Agreement shall be secured by the property set forth in the Security Agreement that is attached hereto as Exhibit I.  The Security Agreement shall be executed by Purchaser and delivered to Seller on or before the Closing Date.  Seller may file a financing statement pursuant to the California Uniform Commercial Code to perfect such security interest.

1.7.           Allocation of the Purchase Price.  The purchase price set forth in Section 1.3 shall be allocated in the manner set forth in Exhibit J.  Each of the Parties agrees to report this transaction for tax purposes in accordance with this allocation of purchase price.  The Parties agree that the allocation is reasonable and is intended to comply with Internal Revenue Code Section 1060 and the rules and regulations thereunder.

1.8.           Taxes.  Purchaser will bear and pay, and will reimburse Seller for, any sales taxes, property taxes, use taxes, transfer taxes, documentary charges, recording fees, filing fees or similar taxes, charges, fees or expenses that may become payable in connection with the sale of the Specified Assets or which are assessed on the Specified Assets for any period on and after the Closing Date.

1.9.           Bulk Sales Law.  Purchaser waives compliance by Seller with any applicable bulk sales law, and Seller agrees to indemnify Purchaser against any liability incurred by Purchaser thereunder by reason of such non-compliance by Seller.

1.10.        Seller’s Audit Rights.  Not more than once each quarter, Seller shall have the right to audit Purchaser’s books, records and accounts with respect to any payment due, alleged by Seller to be due, or paid pursuant to this Agreement and the Promissory Note.

1.11.        Specified Employees.  The Parties agree that Purchaser may solicit for employment or other contractual work relationships (“Employment”) certain employees of Seller who are involved in the production of Specified Products and the implementation of the Specified Contracts (the “Specified Employees”), a List of whom is set forth on Exhibit K.  Purchaser acknowledges and agrees that:

(a)           Purchaser has not relied on any representation or statements by Seller as to the suitability of any Specified Employee for Employment with Purchaser;

(b)           Purchaser is solely responsible for conducting its own due diligence as to each Specified Employee to whom Purchaser may or does make an offer of Employment;

(c)           Purchaser is solely responsible for determining whether it is necessary or desirable, or unnecessary or undesirable, as the case may be, for Purchaser to offer Employment to, or to continue with any Employment relationship that may be established with any Specified Employee, in order for Purchaser to incorporate the Specified Assets into Purchaser’s business;

(d)           Purchaser’s obligations under this Agreement, including but not limited to the payment obligations set forth in Section 1.3, are not dependent in any manner upon: i) any Specified Employee accepting any Employment with Purchaser; or ii) if any Specified Employee accepts Employment, the continuation of Employment with Purchaser or the Specified employee’s work performance.

1.12.        Closing.  The closing of the purchase and sale of the Specified Assets (the “Closing”) will take place at the offices of Seller located at 8225 Mercury Court, San Diego, CA 92121, at a time and on a date to be designated by Seller, which will be at least one business day but not more than three business days after the satisfaction or waiver of the last condition to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing).  For purposes of this Agreement, “Closing Date” means the date on which the Closing actually takes place.

2.           REPRESENTATIONS AND WARRANTIES OF SELLER.

2.1.           Title to Assets.  As of the Closing Date, except as otherwise described in this Agreement, Seller will have good and valid title to all of the personal property that constitutes the Specified Assets free and clear of any liens or encumbrances, except for (i) any lien for current taxes not yet due and payable; (ii) any lien or encumbrances referred to in the Specified Contracts; and (iii) minor liens and encumbrances that have arisen in the ordinary course of business and that do not materially detract from the value of the Specified Assets subject thereto.

2.2.           Specified Products.  Seller has not knowingly granted any Person a license under any of the Specified Products Seller has received no written claim of infringement of any intellectual property rights of any person arising out of Seller’s development, manufacture, use, sale, or offer for sale of the Specified Products.  Seller has supplied to Purchaser true and correct copies of the 510k applications and approvals for certain Specified Products.

2.3.           Specified Contracts.  Seller has made available to Purchaser true and correct copies of each Specified Contracts identified in Exhibit C.  Seller has received no notice that Seller is in material breach of any such executed contract, and, to Seller’s knowledge, no other party to any such contract is in material breach of such contract.  Seller expressly makes no representation or warranty as to: (i) the ability of Purchaser to take an assignment of any of the Specified Contracts; or (ii) the ability or willingness of any party to a Specified Contract to establish or thereafter to continue a business relationship with Purchaser.

2.4.           Regulatory Matters.  Seller has received no written notice that any recalls, field notifications or seizures have been ordered or, to Seller’s knowledge, threatened by any governmental body with respect to any of the Specified Products.  Seller has not received a warning letter or other similar written notice from the U.S. Food and Drug Administration (FDA) regarding the Specified Products or the manufacturing facilities used to manufacture the Specified Products.  Seller is in substantial compliance with the laws applicable to the development, manufacture, labeling, testing and inspection of the Specified Products and the operation of manufacturing facilities used to manufacture the Specified Products, and with all applicable regulations, policies and procedures promulgated by the FDA.

2.5.           Legal Proceedings.  There is no lawsuit or other legal proceeding pending or, to Seller’s knowledge, being threatened against Seller as of the date of this Agreement that involves the Specified Assets and which would reasonably be expected to result in a judgment having a material adverse effect on the value of the Specified Assets taken as a whole.

2.6.           No Broker or Finder Used.  Seller has not employed any broker, finder or investment banker in connection with the sale of the Specified Assets to Purchaser, and has not agreed to the payment of any fee or commission to any person in connection with the sale of the Specified Assets to Purchaser.

2.7.           Financial Statements.  Seller’s financial statements, including the balance sheet, delivered by Seller to Purchaser during the Pre-Closing Period are true and correct copies thereof and fairly present in all material respects the financial position of Seller as of such dates and for the periods delineated in such financial statements.

2.8.           Authority; Binding Nature of Agreement.  Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement; and the execution, delivery and performance by Seller of this Agreement have been duly authorized by all necessary action on the part of Seller and its board of directors.  Upon execution, this Agreement will constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.9.           No Implied Representations or Warranties.  Purchaser hereby acknowledges and agrees that Seller is not making any representation or warranty whatsoever, express or implied, except for those representations or warranties of Seller that are expressly set forth in this Agreement.  Subject to the Seller’s express warranties and representations in this Agreement: (a) the Specified Assets are being sold by Seller and purchased by Purchaser on an “as is, where is” basis and in their then present condition, and Purchaser shall rely solely upon its own examination thereof; and (b) Seller and/or none of Seller’s officers, directors, employees or representatives has made any representation, express or implied, or any warranty with respect to any Specified Asset including but not limited to: (ii) the merchantability, suitability or fitness for a particular use; (ii) the absence of any defect, whether latent or patent; (iii) its condition, value or quality; (iv) Purchaser’s ability to utilize or incorporate into Purchaser’s business any Specified Asset; or (v) the ability or likelihood of any Specified Asset to generate any sales, income, revenue or profit for Purchaser.

2.10.                      Access to Hemagen Accounting System.  For a period of time following the effective date, Purchaser will be given limited access to the Hemagen accounting software system in order to complete the transition of accounting and processing of transactions into the accounting system maintained by Purchaser.  This would include, but not be limited to, Bills of Materials, Routers, inventory item maintenance files, etc.

Access to Electronic Documents.  Purchaser will be provided, wherever possible, electronic files in support of all controlled documents as they relate to any Products being acquired under this agreement.  This includes, but is not limited to, IMS documents, manufacturing specifications and Certificates of Analysis and any other document necessary for Purchaser to continue producing and selling Products without interruption.

2.11.                      Taxes.  The Seller has timely filed all Tax Returns that it was required to file pertaining to the Specified Assets.  All such Tax Returns pertaining to the Specified Assets were correct and complete in all respects.  All Taxes owed by the Seller (whether or not shown or required to be shown on any Tax Return) have been paid.  The Seller is not the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Encumbrances on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(i)           The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(ii)           The Seller is not a party to any Tax allocation or sharing agreement.

(iii)           The Seller has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or 361.

For purposes of this Agreement, “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, and “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.	REPRESENTATIONS AND WARRANTIES OF PURCHASER.

3.1.           Purchaser’s Ability To Pay the Purchase Price.  Purchaser warrants and represents that it has sufficient available funds to pay in cash the portions of the Purchase Price that are due on the Closing Date or shortly thereabout pursuant to Sections 1.3(a) and 1.3(b).  Purchaser has no knowledge of any facts of, and does not anticipate the occurrence of any lawsuit or other legal proceeding or any change in Purchaser’s business, condition, capitalization, assets (tangible or intangible), liabilities, operations, financial performance, that would materially and adversely impact Purchaser’s payment to Seller of the Cash Remainder Payments.

3.2.           Financial Statements.  Purchaser’s financial statements, including the balance sheet, delivered by Purchaser to Seller during the Pre-Closing Period are true and correct copies thereof and fairly present in all material respects the financial position of Purchaser as of such dates and for the periods delineated in such financial statements.

3.3.           No Broker or Finder Used.  Purchaser has not employed any broker, finder or investment banker in connection with its purchase of the Specified Assets, and has not agreed to the payment of any fee or commission to any person in connection with the purchase of the Specified Assets.

3.4.           Authority; Binding Nature of Agreement.  Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the Promissory Note and to perform its obligations under this Agreement and the Promissory Note; and the execution, delivery and performance by Purchaser of this Agreement and the Promissory Note have been duly authorized by all necessary action on the part of Purchaser and its board of directors.  Upon execution, this Agreement and the Promissory Note will constitute a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.5.           No Implied Representations or Warranties.  Seller hereby acknowledges and agrees that Purchaser is not making any representation or warranty whatsoever, express or implied, except for those representations or warranties of Purchaser that are expressly set forth in this Agreement.

3.6.           Vendor Accounts.  Purchaser hereby acknowledges that it will need to establish new accounts with Seller’s vendors and that it will not utilize Seller’s vendors accounts post-Closing.

3.7.           Seller’s Customer Funds.  Purchaser hereby acknowledges and agrees that if it receives any funds at the Raichem location that relate to Seller’s sale of goods delivered prior to Closing, those funds belong to Seller and Purchaser shall not deposit those funds in its account and immediately forward those funds to Seller.

3.8.           Monthly and Quarterly Financials.  As long as the Promissory Note is outstanding, Purchaser shall provide Seller with detailed monthly financial statements during the first twelve months following the closing, and quarterly financial statements after the first twelve months following the closing.

3.9.           Slow Paying Customers.  Seller shall provide Purchaser with an accounts receivable schedule of customers that Seller has identified as slow payers on Schedule 3.9.  Purchaser shall agree that it will not ship any products to these customers until Seller has received full payment from these customers.  Seller shall inform Purchaser of the status of these customers on a timely basis.

4.	PRE-CLOSING COVENANTS OF SELLER.

4.1.           Conduct ofBusiness.  Except (i) as contemplated by this Agreement; (ii) as may be necessary to carry out any of the transactions contemplated by this Agreement; (iii) as may be necessary to facilitate the requirements of any Specified Contract; or (iv) as approved by Purchaser, during the Pre-Closing Period, Seller:

(a)           will: (i) conduct its business operations according to Seller’s ordinary course of business, to the extent such operations relate to the Specified Assets, and (ii) use commercially reasonable efforts to maintain the Specified Assets; and

(b)           will not (i) license, sublicense, sell, transfer, encumber or dispose of any material Specified Asset, or (ii) prematurely terminate or materially amend, grant a sublicense under or assign any of the Specified Contracts.

4.2.           Access By Seller.  Subject to the provisions of the Confidentiality Agreement and at Purchaser’s sole expense, during the Pre-Closing Period Seller will, after receiving reasonable advance notice from Purchaser of not less than two business days (which notice period may be waived by Seller), give Purchaser reasonable access during normal business hours to Seller’s books and records relating to the Specified Assets, excluding the Specified Know-How, solely for the purposes of: (i) effectuating the sale of the Specified Assets; and (ii) verifying the accuracy of the representations and warranties set forth in Section 2.  The Specified Know-How shall be transferred to Purchaser on the Closing Date.

5.	PRE-CLOSING COVENANTS OF PURCHASER.

5.1.           Conduct of Business.  Prior to the Closing, Purchaser shall not contact or communicate with any party to a Specified Contract prior to the Closing without Seller’s express authorization.  Purchaser may contact or communicate with a party to a Specified Contract with which Purchaser has had an existing business relationship prior to the date of this Agreement, but shall not disclose the existence of this Agreement or any term hereof.

6.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE.

Seller’s obligation to sell and transfer the Specified Assets to Purchaser and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part, in writing) in this Section 6:

(a)           Accuracy ofRepresentations.  The representations and warranties of Purchaser set forth in this Agreement, including but not limited to Section 3, shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date.

(b)           No Adverse Changes.  No material adverse change shall have taken place with respect to the business or financial condition of Purchaser so as to impact materially the likelihood of Purchaser making or having the ability to make any payments to Seller provided for under this Agreement.

(c)           Delivery of Consideration.  Seller shall have received: (i) the cash payment required pursuant to Section 1.3(a); and (ii) the executed Promissory Note and cash payment contemplated by Section 1.3(b); as applicable.

(d)           No Restraints.  No injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued since the date of this Agreement by any United States federal or state court of competent jurisdiction and shall remain in effect; and no United States federal or state legal requirement that makes consummation of the transactions contemplated by this Agreement illegal shall have been enacted or adopted since the date of this Agreement and shall remain in effect.

(e)           Guarantor shall have delivered the Guarantee.

(f)           Purchaser shall have executed and delivered to Seller the Security Agreement by Purchaser, as debtor, and Seller, as secured party.

(g)           Purchaser shall have executed and delivered to Seller the Inventory Purchase Agreement that is attached hereto as Exhibit L.

(h)           Purchaser shall have executed and delivered to Purchaser a Sublease Agreement for the Raichem facility that is attached hereto as Exhibit M.

7.	CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATION TO CLOSE.

Purchaser’s obligation to purchase and receive the Specified Assets from Seller and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part, in writing) in this Section 7:

(a)           Accuracy of Representations.  The representations and warranties of Seller set forth in this Agreement, including but not limited to Section 2 shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date.

(b)           No Adverse Changes.  No adverse material change shall have taken place with respect to the Specified Assets other than those, if any, that result from the changes permitted by this Agreement.

(c)           No Restraints.  No injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued since the date of this Agreement by any United States federal or state court of competent jurisdiction and shall remain in effect; and no United States federal or state legal requirement that makes consummation of the transactions contemplated by this Agreement illegal shall have been enacted or adopted since the date of this Agreement and shall remain in effect.

8.	TERMINATION.

8.1.           Right to Terminate Agreement.  This Agreement may be terminated prior to the Closing:

(a)           by the mutual written consent of the Parties;

(b)           by either Party (by delivery of a written termination notification in accordance with Section 10.7 and which shall state the basis for the termination) if the Closing has not taken place on or before September 30, 2007, unless the failure of the Closing to take place on or before such date is attributable to a breach by such Party of any of its obligations set forth in this Agreement; or

(c)           by either Party (by delivery of a written termination notification in accordance with Section 10.7 and which shall state the basis for the termination) ) if (i) there shall have been a breach on the part of the other Party of any of its representations, warranties or covenants such that the conditions set forth in this Agreement would not be satisfied as of the time of such breach; (ii) the terminating Party shall have given written notice of such breach to the other Party; (iii) at least ten days shall have elapsed since the delivery of such written notice to the other Party; (iv) such breach shall not have been cured; and (v) the other Party shall not be using commercially reasonable efforts to attempt to cure such breach.

8.2.           Effect of Termination.  Upon the termination of this Agreement pursuant to Section 8.1, neither Party will have any obligation or other liability to the other Party, except that (i) the Parties will remain bound by the provisions of Section 10 and by the provisions of the Confidentiality Agreement, and (ii) neither Party will be relieved of any liability for any breach of its obligation to consummate the transactions contemplated by this Agreement or its obligation to take any other action required to be taken by such Party at or before the Closing.

9.	INDEMNIFICATION.

Subject to the limitations set forth herein, each Party shall indemnify the other Party with respect to any and all claims, lawsuits, liabilities, losses, damages, costs and expenses arising out of any inaccuracies in any express representation or warranty made by each respective Party in this Agreement (an “Indemnification Claim”).  An Indemnifying Party shall not be required to indemnify the Indemnified Party pursuant to an Indemnification Claim except to the extent that the aggregate Indemnification Claim(s) exceed five thousand U.S. dollars ($5,000.00) No indemnification claim shall be filed, brought or asserted more than eighteen (18) months from the Closing Date.  The aggregate amounts payable by an Indemnifying Party with respect to all claims for indemnification by other Party and/or any third party shall not exceed twenty thousand U.S. dollars ($20,000.00).

10.	GENERAL PROVISIONS.

10.1.        Notices.  Any notice or other communication required or permitted to be delivered to either Party under this Agreement must be in writing and will be deemed properly delivered, given and received as follows: (i) on the date delivered for delivery by hand, registered mail, recognized courier or overnight delivery service; (ii) on the next Business Day for delivery by facsimile to the facsimile number set forth beneath the name of such Party below, with written fax confirmation of successful transmission.  A Party may specify new notice information for itself by providing written notice pursuant to this Section 10.1.

If to Purchaser:

          Cliniqa Corporation
          Attention: Kevin Gould
       774 Twin Oaks Valley Rd.
          San Marcos, CA 92069
          Fax Number:  760-744-4128

If to Seller:

Hemagen Diagnostics, Inc.
Attention: William P. Hales, Chairman, President and CEO
 9033 Red Branch Road
Columbia, Maryland 21045
Fax Number:   (410) 992-9861

10.2.        Business Days.  As used in this Agreement, Business Day shall have the same meaning as set forth in California Civil Code Section 9.

10.3.        Public Announcements.  Except as may be required by any legal requirement, neither Party will (and neither Party will permit any of its advisors or representatives to) issue any press release or make any public statement regarding this Agreement or any of the transactions contemplated by this Agreement, without the other Party’s prior written consent (which will not be unreasonably withheld).

10.4.        Assignment.  Neither Party may assign any of its rights or delegate any of its obligations under this Agreement (whether voluntarily, involuntarily, by way of merger or otherwise) to any other person or entity without the prior written consent of Purchaser; provided, however, that Seller may, before or after the Closing, (i) assign to any person or entity its right to receive all or any portion of any of the cash payments to be made by Purchaser pursuant under this Agreement.

10.5.        Severability.  In the event that any provision of this Agreement, or the application of such provision shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision other than to those circumstances as to which it is determined to be invalid, unlawful, void or unenforceable, will not be affected and will continue to be valid and enforceable to the fullest extent permitted by law.

10.6.        Entire Agreement.  This Agreement sets forth the entire understanding of the Parties and supersede all other agreements and understandings between the Parties relating to the subject matter hereof.

10.7.        Waiver.  No failure on the part of either Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either Party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

10.8.        Counterparts.  This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

10.9.        Amendments.  This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of both Parties.

10.10.      Interpretation of Agreement.  Each Party acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Agreement.

10.11.       Governing Law.  This Agreement will be construed in accordance with, and governed in all respects by, the laws of the State of Delaware without giving effect to principles of conflicts of law.

10.12.       Arbitration, Venue and Jurisdiction.  Any dispute, claim or controversy arising out of this Agreement shall be resolved exclusively by binding arbitration pursuant to the Commercial Rules of the American Arbitration Association then in effect, with venue for any arbitration proceedings in San Diego County, California.  A Party may institute legal action to compel arbitration or to enforce an arbitration award in the state or federal courts located in San Diego County, California.  Purchaser and Seller hereby expressly and irrevocably consent and submit to the jurisdiction of the state and federal courts in the County of San Diego, State of California.

10.13.       Headings.  Headings included in this Agreement are for convenience only and are not to have any substantive effect.

10.14.       Authority toExecute.  Each individual executing this Agreement on behalf of a Party (i) represents and warrants that he/she has all necessary legal and/or corporate authority to so bind such Party; and (ii) indemnifies the other Party for any defects in such legal and or corporate authority.

The Parties have caused this Agreement to be executed as of October 8, 2007.

Hemagen Diagnostics, Inc.

By:	/s/ William P. Hales
William P. Hales
Chairman, President and CEO

Cliniqa Corporation

By:	/s/ Granger Haugh
Granger Haugh
CEO